As filed with the Securities and Exchange Commission on March 10, 2021.
Registration No.  333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APOLLO ENDOSURGERY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	16-1630142
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1120 S. Capital of Texas Highway
Building 1, Suite #300
Austin, Texas 78746
(Address, including zip code, of principal executive offices)
(512) 279-5100
(Registrant’s telephone number, including area code)
Non-Plan Inducement Stock Option Grant
Non-Plan Inducement Restricted Stock Unit Award
(Full Title of the Plans)
Charles McKhann
Chief Executive Officer and President
1120 S. Capital of Texas Highway
Building 1, Suite #300
Austin, Texas 78746
(512) 279-5100
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:
Mark B. Weeks
John T. McKenna
Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share
Non-Plan Inducement Stock Option Grant	848,733 (2)	$5.95 (4)(a)	$5,049,961.35	$550.96
Non-Plan Inducement Restricted Stock Unit Award	707,278 (3)	$5.56 (4)(b)	$3,932,465.68	$429.04
Total	1,556,011		$8,982,427.03	$980.00

(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2)Represents shares of the Registrant’s Common Stock reserved for issuance upon the exercise of stock options granted outside the Apollo Endosurgery, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), but pursuant to the terms of the 2017 Plan as if such stock options were granted under the 2017 Plan, as inducement grants pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.
(3)Represents shares of the Registrant’s Common Stock reserved for issuance upon the vesting of restricted stock units granted outside the 2017 Plan but pursuant to the terms of the 2017 Plan as if such restricted stock units were granted under the 2017 Plan, as inducement grants pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.
(4)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The offering price per share and the aggregate offering price are based upon (a) $5.95 per share, which is the exercise price of the stock option granted by the Registrant to its Chief Executive Officer and President as a material inducement to his acceptance of employment with the Registrant in accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules and (b) $5.56 per share, the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Market on March 5, 2021, a date that is within five business days prior to the date on which this Registration Statement is being filed.

EXPLANATORY NOTE
Apollo Endosurgery, Inc. (the “Company”) is filing this Registration Statement on Form S-8 for the purpose of registering 1,556,011 shares of Common Stock comprised of (i) 848,733 shares of Common Stock issuable upon the exercise of an inducement stock option grant, with a per share exercise price of $5.95 and (ii) 707,278 shares of Common Stock issuable upon the vesting of a restricted stock unit award, each granted to Charles McKhann on March 10, 2021 as inducement for acceptance of employment with the Registrant as Chief Executive Officer and President (the “Inducement Awards”). The Inducement Awards, which were granted outside of the 2017 Equity Incentive Plan, were approved by the Company’s Board of Directors and issued pursuant to the “inducement” grant exception under Nasdaq Rule 5635(c)(4).
In accordance with the instructional note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “SEC”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8.
PART II
ITEM 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by the Company with the SEC are incorporated by reference into this Registration Statement:
(a)the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 25, 2021 (File No. 001-35706);
(b)the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2021, as amended on Form 8-K/A filed with the SEC on March 3, 2021 (File No. 001-35706);
(c)the description of the Company’s Common Stock, which is registered under Section 12 of the Exchange Act of 1934, as amended, (the “Exchange Act”) in the registration statement on Form 8-A12B/A, filed with the SEC on October 31, 2012 (File No. 001-35706); and
(d)all other reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4.    DESCRIPTION OF SECURITIES
Not applicable.
ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL
Not applicable.
ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS
Not applicable.

ITEM 8.    EXHIBITS

Exhibit No.	Exhibit Description	Schedule / Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation	8-K	001-35706	3.1	June 13, 2017
4.2	Amended and Restated Bylaws	8-K	001-35706	3.2	June 13, 2017
4.3	Specimen Common Stock Certificate of Apollo Endosurgery, Inc.	10-Q	001-35706	4.1	May 4, 2017
5.1*	Opinion of Cooley LLP
23.1*	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm
23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.3*	Consent of Cooley LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Form S-8)
99.1	Apollo Endosurgery, Inc. 2017 Equity Incentive Plan	8-K	001-35706	10.1	June 13, 2017
99.2*	Inducement Stock Option Grant and Award Agreement by and between Apollo Endosurgery, Inc. and Charles McKhann
99.3*	Inducement Restricted Stock Unit Grant Notice and Award Agreement by and between Apollo Endosurgery, Inc. and Charles McKhann
 ____________

*Filed herewith.

ITEM 9.    UNDERTAKINGS
1.The undersigned registrant hereby undertakes:
(a)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
iii.To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(b)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 10th day of March, 2021.

APOLLO ENDOSURGERY, INC.

/s/ Charles McKhann
Charles McKhann
Chief Executive Officer and President

Power of Attorney
Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Charles McKhann and Stefanie Cavanaugh, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles McKhann	Chief Executive Officer, President and Director	March 10, 2021
Charles McKhann	(Principal Executive Officer)

/s/ Stefanie Cavanaugh	Chief Financial Officer, Treasurer and Secretary	March 10, 2021
Stefanie Cavanaugh	(Principal Financial Officer)

/s/ Chrissy Citzler-Carr	Controller	March 10, 2021
Chrissy Citzler-Carr	(Principal Accounting Officer)

/s/ John R. Barr	Chairman of the Board	March 10, 2021
John R. Barr

/s/ Rick Anderson	Director	March 10, 2021
Rick Anderson

/s/ William D. McClellan, Jr.	Director	March 10, 2021
William D. McClellan, Jr.

/s/ R. Kent McGaughy, Jr.	Director	March 10, 2021
R. Kent McGaughy, Jr.

/s/ David C. Pacitti	Director	March 10, 2021
David C. Pacitti

/s/ Bruce Robertson, Ph.D.	Director	March 10, 2021
Bruce Robertson, Ph.D.

/s/ Julie Shimer, Ph.D.	Director	March 10, 2021
Julie Shimer, Ph.D.